Exhibit 99.2

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the following important risks and uncertainties before making an investment decision. If any of the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, results of operations or financial condition.

Risks Related to Our Financial Position and Need for Additional Capital

We have a history of net losses. Currently, we have one product available for commercial sale, and to date we have not generated any significant product revenue. As a result, we expect to continue to incur substantial net losses for the foreseeable future.

We have incurred significant net losses and negative cash flow in each year since our inception, including net losses of approximately $7.7 million, $33.2 million and $6.7 million, for the nine months ended January 31, 2010 and the years ended April 30, 2008 and 2009, respectively. As of January 31, 2010, we had a deficit accumulated during development stage of approximately $78.7 million. We have devoted most of our financial resources to research and development, including our pre-clinical development activities and clinical trials. We expect to have substantial expenses as we continue with our Phase II-B clinical program for Oxycyte, our most advanced product candidate, and conduct other clinical trials. In addition, if we are required by applicable regulatory authorities, including the FDA, to perform studies in addition to those we currently anticipate, our expenses will increase beyond expectations and the timing of any potential product approval may be delayed. We also expect an increase in our expenses associated with our manufacturing work and the commercialization of our cosmetic line Dermacyte. In addition, we expect to continue to incur costs to support operations as a public company. As a result, we may continue to incur substantial net losses and negative cash flow for the foreseeable future. These losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of substantial expenses or when, or if, we will be able to achieve or maintain profitability. We have financed our operations primarily through the sale of equity securities and debt financings. The size of our future net losses will depend, in part, on the rate of growth of our expenses and the rate of growth of our revenues. If we are unable to develop and commercialize our other product candidates or if sales revenue from Dermacyte is insufficient, we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability.

We have a limited operating history, and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our operations to date have been primarily limited to organizing and staffing our company, developing our technology and undertaking pre-clinical studies and clinical trials of our product candidates. We have not yet obtained regulatory approvals for any of our clinical product candidates. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

Specifically, our financial condition and operating results have varied significantly in the past and will continue to fluctuate from quarter-to-quarter and year-to-year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, among others:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our most advanced product candidate, Oxycyte for the potential treatment of traumatic brain injury;

•	potential risks related to any collaborations we may enter into for our product candidates, including Oxycyte;

•	delays in the commencement, enrollment and completion of clinical testing, as well as the analysis and reporting of results from such clinical testing;

•	the success of clinical trials of our Oxycyte product candidate or future product candidates;

•	any delays in regulatory review and approval of product candidates in development;

•	market acceptance of our cosmetic product candidates;

•	our ability to establish an effective sales and marketing infrastructure;

•	competition from existing products or new products that may emerge;

•	the ability to receive regulatory approval or commercialize our products;

•	potential side effects of our product candidates that could delay or prevent commercialization;

•	potential product liability claims and adverse events;

•	potential liabilities associated with hazardous materials;

•	our ability to maintain adequate insurance policies;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability, our partners’ abilities, and third parties’ abilities to protect and assert intellectual property rights;

•	costs related to and outcomes of potential intellectual property litigation;

•	compliance with obligations under intellectual property licenses with third parties;

•	our ability to adequately support future growth; and

•	our ability to attract and retain key personnel to manage our business effectively.

Due to the various factors mentioned above, and others, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

We will need substantial additional funding and if we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our product development programs.

Developing biopharmaceutical products, including conducting pre-clinical studies and clinical trials and establishing manufacturing capabilities, is expensive. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we focus on and proceed with our Phase II-B clinical program and begin clinical trials for our other products. In addition, our expenses could increase beyond expectations if applicable regulatory authorities, including the FDA, require that we perform additional studies to those that we currently anticipate, in which case the timing of any potential product approval may be delayed. We believe that our existing cash, cash equivalents and short-term investments will be sufficient to fund our projected operating requirements for at least 4 months. We will need substantial additional capital in the future in order to complete the development and commercialization of Oxycyte and to fund the development and commercialization of future product candidates. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding, if needed, may not be available on favorable terms, if at all. In the event we are unable to obtain additional capital, we may delay or reduce the scope of our current research and development programs and other expenses.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Governments have taken unprecedented actions intended to address extreme market conditions that include severely restricted credit and declines in real estate values. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers. Continued turbulence in the United States and international markets and economies may limit our ability to access the capital markets to meet our funding requirements.

If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or to grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements will depend on many factors, including, but not limited to:

•	the scope, rate of progress and cost of our clinical trials and other research and development activities;

•	the costs and timing of regulatory approval;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the effect of competing technological and market developments;

•	the terms and timing of any collaboration, licensing or other arrangements that we may establish;.

•	the cost and timing of completion of clinical and commercial-scale manufacturing activities; and

•	the costs of establishing sales, marketing and distribution capabilities for our cosmetic products and any product candidates for which we may receive regulatory approval.

We are a development stage company without revenues or profits, which raises doubt about our ability to continue as a going concern.

We began research and development activities in 1990 and are a development stage company. We have primarily been engaged for the past 20 years in the development and testing of Oxycyte, Wundecyte, Fluorovent and our glucose biosensor. No revenues have been generated to date from commercial sales of any of our products, except for limited revenues from our topical cosmetic product, Dermacyte™. At January 31, 2010 our accumulated deficit was approximately $78.7 million. We will require substantial amounts of outside financing to fund future testing and development of our products. There is no assurance that our clinical testing will be successful, that regulatory approval of Oxycyte or any of our other products will be obtained, that Oxycyte or any of our other products can be manufactured at an acceptable cost and in appropriate quantities or that there will be a viable market for any of our products. The foregoing factors raise substantial doubt about our ability to continue as a going concern.

As a result of the foregoing circumstances our independent registered public accounting firm has included, and is likely in the future to include, an explanatory paragraph in their audit opinions based on uncertainty regarding our ability to continue as a going concern. An audit opinion of this type may interfere with our ability to obtain debt or equity financing in the future.

Risks Related to Commercialization and Product Development

We are limited in the number of products we can simultaneously pursue and therefore our survival depends on our success with a small number of product opportunities.

We have limited financial resources, so at present we are primarily focusing these resources on developing our Oxycyte oxygen carrier product, our Wundecyte topical wound product and our Dermacyte cosmetic products. We have delayed development on Fluorovent, our oxygen-carrying liquid, until we find a licensing partner willing to pursue development or obtain additional financing to pursue development ourselves. We licensed our implantable glucose sensor to a third party for further development, so how that product may progress is, to a large extent, outside of our control. At present we intend to commit most of our resources to advancing Oxycyte to the point it receives regulatory approval for one or more medical uses, and if this effort is unsuccessful we may not have resources to pursue development of our other products and our business would terminate. Furthermore, by delaying development of Fluorovent, this technology may become obsolete by the time we have sufficient capital to resume development and testing, so the funds expended on this product to date would be lost, as well as our opportunity to benefit if the product could be successfully developed.

The development of Oxycyte is subject to a high level of technological risk.

We expect to devote a substantial portion of our financial and managerial resources to pursuing Phase II and Phase III clinical trials on Oxycyte over the next three years. The biomedical field has undergone rapid and significant technological changes. Technological developments may result in Oxycyte becoming obsolete or non-competitive before we are able to recover any portion of the research and development and other expenses we have incurred to develop and clinically test Oxycyte. As our opportunity to generate substantial product revenues within the next four to five years is most likely dependent on successful testing and commercialization of Oxycyte for surgical and similar oxygen delivery applications, any such occurrence would have a material adverse effect on our operations and could result in the cessation of our business.

We are required to conduct additional clinical trials in the future, which are expensive and time consuming, and the outcome of the trials is uncertain.

We expect to commit a substantial portion of our financial and business resources over the next three years to testing Oxycyte and advancing this product to regulatory approval for use in one or more medical applications. We completed Phase I clinical trials on Oxycyte in December 2003 and completed Phase II-A clinical testing in the fourth quarter of 2004 with filings completed in the second quarter of 2008. A Phase II-B study protocol was filed with the FDA in the spring of 2008, but was put on clinical hold due to safety concerns raised by the FDA. We then filed a revised protocol as a dose-escalation study with the regulatory authorities in Switzerland and Israel. The protocol received Ethic Commission approval in Switzerland and Israel. Swissmedic approved the protocol in August 2009, and the Israel Department of Health in September 2009. The new study began in October 2009 and is currently under way both in Switzerland and Israel. If this study is successful (of which there is no assurance) we will need to conduct further trials. All of these clinical trials and testing will be expensive and time consuming and the timing of the regulatory review process is uncertain. The applicable regulatory agencies may suspend clinical trials at any time if they believe that the subjects participating in such trials are being exposed to unacceptable health risks. We cannot ensure that we will be able to complete our clinical trials successfully or obtain FDA or other governmental or regulatory approval of Oxycyte, or that such approval, if obtained, will not include limitations on the indicated uses for which Oxycyte may be marketed. Our business, financial condition and results of operations are critically dependent on obtaining capital to advance our testing program and receiving FDA and other governmental and regulatory approvals of Oxycyte. A significant delay in or failure of our planned clinical trials or a failure to achieve these approvals would have a material adverse effect on us and could result in major setbacks or jeopardize our ability to continue as a going concern.

The market may not accept our products.

Human blood collection, distribution, and medical application are well established and accepted. Competitors may develop new technologies or products, which are effective, competitively priced, and accepted for various medical uses. There is a risk that the efficacy and pricing of Oxycyte, considered in relation to Oxycyte’s expected benefits, will not be perceived by health care providers and third-party payors as cost-effective, and that the price of Oxycyte will be not competitive with transfused blood or with other new technologies or products. Our results of operations may be adversely affected if the price of Oxycyte is not considered cost-effective or if Oxycyte does not otherwise achieve market acceptance.

There are significant competitors developing similar products.

If approved for commercial sale, Oxycyte will compete directly with established therapies for oxygen delivery and acute blood loss and may compete with other technologies currently under development. Oxycyte may not have advantages that will be significant enough to cause medical professionals to adopt it rather than continue to use established therapies or to adopt other new technologies or products. There is also a risk that the cost of Oxycyte will not be competitive with the cost of established therapies or other new technologies or products. Our commercial supply price under our agreement with Hospira Worldwide, Inc., or Hospira, the current manufacturer of Oxycyte, has not yet been determined, which supply price will affect the price we charge our customers for the product. The development of blood substitute products is a rapidly evolving field. As there is currently no oxygen delivery product of our kind on the market, competition to develop an efficacious and accepted product is intense. Several companies have developed or are in the process of developing technologies that are, or in the future may be, the basis for products that will compete with Oxycyte. Certain of these companies are pursuing different approaches or means of accomplishing the therapeutic effects sought to be achieved through the use of Oxycyte.

These companies and others may have substantially greater financial resources, larger research and development staffs, more extensive facilities and more experience in testing, manufacturing, marketing and distributing medical products than we do. It is possible that one or more other companies will succeed in developing technologies or products that will become available for commercial use prior to Oxycyte that could be more effective or less costly than Oxycyte or that would render Oxycyte obsolete or non-competitive.

Risks Relating to Regulatory Matters

Our activities are and will continue to be subject to extensive government regulation, which is expensive and time consuming, and we will not be able to sell our Oxycyte product without regulatory approval.

Our research, development, testing, manufacturing, marketing and distribution of Oxycyte products are, and will continue to be, subject to extensive regulation, monitoring and approval by the FDA and other regulatory agencies. There are significant risks at each stage of the regulatory scheme.

Product approval stage

During the product approval stage we attempt to prove the safety and efficacy of our product for its indicated uses. There are numerous problems that could arise during this stage, including:

•	The data obtained from laboratory testing and clinical trials are susceptible to varying interpretations, which could delay, limit or prevent FDA and other regulatory approvals.

•	The lack of established criteria for evaluating the effectiveness of blood substitute products could delay or prevent FDA and other regulatory approval.

•	Adverse events could cause the FDA and other regulatory authorities to halt trials.

•	At any time the FDA and other regulatory agencies could change policies and regulations that could result in delay and perhaps rejection of our products.

•	Even after extensive testing and clinical trials, there is no assurance that regulatory approval will ever be obtained for any of our products.

•	The regulatory environment with respect to the approval of biosimilars is in flux.

Commercialization approval stage

We will be required to file a Biologics License Application, or BLA, with the FDA in order to obtain regulatory approval for the commercial production and sale of Oxycyte in the United States and similar applications with regulatory authorities in countries where we seek to commercialize Oxycyte. Under FDA guidelines, the FDA may comment upon the acceptability of the applicable application following its submission. After an application is submitted, there is an initial review to be sure that all of the required elements are included in the submission. There can be no assurance that the submission will be accepted for filing or that the FDA may not issue a refusal to file, or

RTF. If an RTF is issued, there is opportunity for dialogue between the sponsor and the FDA in an effort to resolve all concerns. There can be no assurance that such a dialogue will be successful in leading to the filing of the BLA. If the submission is filed, there can be no assurance that the full review will result in product approval.

Post-commercialization stage

Discovery of previously unknown problems with Oxycyte or another product, or unanticipated problems with our manufacturing arrangements, even after FDA and other regulatory approvals of Oxycyte or another product for commercial sale, may result in the imposition of significant restrictions, including withdrawal of the product from the market. Our agreement with Hospira is exclusive. As a consequence, a delay in supply by Hospira could cause us to be unable to supply our customers’ demand.

Additional laws and regulations may also be enacted that could prevent or delay regulatory approval of Oxycyte or our other products, including laws or regulations relating to the price or cost-effectiveness of medical products. Any delay or failure to achieve regulatory approval of commercial sales of our products is likely to have a material adverse effect on our financial condition, results of operations and cash flows.

The FDA and other regulatory agencies continue to review products even after they receive agency approval. If and when the FDA or another regulatory agency outside the United States approves one of our products, its manufacture and marketing will be subject to ongoing regulation, which could include compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Oxycyte or our other products. In addition, the FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information. The FDA or another regulatory agency could also require us to conduct additional, and potentially expensive, studies in areas outside our approved indicated uses.

We must continually monitor the performance of our products once approved and marketed for signs that their use may elicit serious and unexpected side effects and adverse events, which could jeopardize our ability to continue marketing the products. We may also be required to conduct post-approval clinical trials as a condition to licensing a product.

As with all pharmaceutical products, the use of our products could sometimes produce undesirable side effects or adverse reactions or events (referred to cumulatively as adverse events). For the most part, we would expect these adverse events to be known and occur at some predicted frequency. When adverse events are reported to us, we will be required to investigate each event and circumstances surrounding it to determine whether it was caused by our product and whether it implies that a previously unrecognized safety issue exists. We will also be required to periodically report summaries of these events to the applicable regulatory authorities.

In addition, the use of our products could be associated with serious and unexpected adverse events, or with less serious reactions at a greater than expected frequency. This may be especially true when our products are used in critically ill or otherwise compromised patient populations. When these unexpected events are reported to us, we will be required to make a thorough investigation to determine causality and implications for product safety. These events must also be specifically reported to the applicable regulatory authorities. If our evaluation concludes, or regulatory authorities perceive, that there is an unreasonable risk associated with the product, we would be obligated to withdraw the impacted lot(s) of that product. Furthermore, an unexpected adverse event of a new product could be recognized only after extensive use of the product, which could expose us to product liability risks, enforcement action by regulatory authorities and damage to our reputation and public image.

A serious adverse finding concerning the risk of Oxycyte by any regulatory authority could adversely affect our reputation, business and financial results.

When a new product is approved, the FDA or other regulatory authorities may require post-approval clinical trials, sometimes called Phase IV clinical trials. If the results of such trials are unfavorable, this could result in the loss of the license to market the product, with a resulting loss of sales.

After our products are commercialized, we expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

Health care providers, physicians and others will play a primary role in the recommendation and prescription of our products. Our arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we will market, sell and distribute our products. Applicable federal and state health care laws and regulations are expected to include, but not be limited to, the following:

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The federal anti-kickback statute is a criminal statute that makes it a felony for individuals or entities knowingly and willfully to offer or pay, or to solicit or receive, direct or indirect remuneration, in order to induce the purchase, order, lease, or recommending of items or services, or the referral of patients for services, that are reimbursed under a federal health care program, including Medicare and Medicaid;

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The federal False Claims Act imposes liability on any person who knowingly submits, or causes another person or entity to submit, a false claim for payment of government funds. Penalties include three times the government’s damages plus civil penalties of $5,500 to $11,000 per false claim. In addition, the False Claims Act permits a person with knowledge of fraud, referred to as a qui tam plaintiff, to file a lawsuit on behalf of the government against the person or business that committed the fraud, and, if the action is successful, the qui tam plaintiff is rewarded with a percentage of the recovery;

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Health Insurance Portability and Accountability Act imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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The Social Security Act contains numerous provisions allowing the imposition of a civil money penalty, a monetary assessment, exclusion from the Medicare and Medicaid programs, or some combination of these penalties; and

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Many states have analogous state laws and regulations, such as state anti-kickback and false claims laws. In some cases, these state laws impose more strict requirements than the federal laws. Some state laws also require pharmaceutical companies to comply with certain price reporting and other compliance requirements.

Our failure to comply with any of these federal and state health care laws and regulations, or health care laws in foreign jurisdictions, could have a material adverse effect on our business, financial condition, result of operations and cash flows.

Health care reform and controls on health care spending may limit the price we can charge for Oxycyte and the amount we can sell.

As a result of recent legislation signed by President Obama on March 22, 2010, substantial changes are expected to occur in the current system for paying for health care in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. Approximately 47 million Americans currently lack health insurance of any kind. Extending coverage to such a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices. Restructuring the coverage of medical care in the United States could impact the reimbursement for prescribed drugs and biopharmaceuticals, including our products. If reimbursement for these products is limited, or rebate obligations associated with them are substantially increased, our financial condition, results of operations and cash flows could be materially impacted.

Extending medical benefits to those who currently lack coverage will likely result in substantial cost to the federal government, which may force significant changes to the United States health care system. Much of the funding for expanded health care coverage may be sought through cost savings. While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care. Cost of care could be reduced by reducing the level of reimbursement for medical services or products (including those biopharmaceuticals that we intend to produce and market), or by restricting coverage (and, thereby, utilization) of medical services or products. In either case, a reduction in the utilization of, or reimbursement for, our products could have a materially adverse impact on our financial performance.

Uncertainty of third-party reimbursement could affect our future results of operations.

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental health care programs and private health insurers. We will be required to report detailed pricing information, net of included discounts, rebates and other concessions, to CMS for the purpose of calculating national reimbursement levels, certain federal prices, and certain federal rebate obligations. If we report pricing information that is not accurate to the federal government, we could be subject to fines and other sanctions that could adversely affect our business. In addition, the government could change its calculation of reimbursement, federal prices, or federal rebate obligations which could negatively impact us. There is no guarantee that government health care programs or private health insurers will reimburse our sales of Oxycyte, or permit us to sell our product at high enough prices to generate a profit.

Governments outside the United States tend to impose strict price controls and reimbursement approval policies, which may adversely affect our prospects for generating revenue outside the United States.

In some countries, particularly European Union countries, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time (six to 12 months or longer) after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries with respect to any product candidate that achieves regulatory approval, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products upon approval, if at all, is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our prospects for generating revenue, if any, could be adversely affected which would have a material adverse effect on our business and results of operations. Further, if we achieve regulatory approval of any product, we must successfully negotiate product pricing for such product in individual countries. As a result, the pricing of our products, if approved, in different countries may vary widely, thus creating the potential for third-party trade in our products in an attempt to exploit price differences between countries. This third-party trade of our products could undermine our sales in markets with higher prices.

Commercialization of our wound products will require successful completion of a complex regulatory process.

In July 2009, we filed a 510K medical device application for our wound product, Wundecyte™ with the FDA. The application has been classified as a combination device by the FDA. Since trials will be needed to substantiate our claims, we have decided to divide the regulatory path for Wundecyte into a device application for the self-oxygenating bandage, and a new drug application for the oxygen-carrying gel. We have completed an initial study design for an animal trial to evaluate Wundecyte’s effectiveness at wound healing, with and without the bandage. This study will look at factors such as time to wound closure and reduction in scar tissue formation as compared to a control group and is anticipated to begin during the next calendar quarter. A prototype for an oxygenating bandage device has been developed and it is currently undergoing testing. We intend to follow the testing with a preclinical study covering the treatment of different kinds of wounds. We are also developing clinical research protocols for the treatment of burns, another topical indication based on Oxycyte. There is no assurance that the 510K medical device application for the self-oxygenating bandage or the new drug application for the oxygen-carrying gel will be approved topical, or that the topical indications we have under development will prove their claims and be successful commercial products, any of which could materially affect our financial condition, results of operations and cash flows.

Risks Relating to Our Dependence on Third Parties

We depend on third parties to manufacture our products.

We do not own or operate, and have no plans to establish, any manufacturing facilities for the commercial-scale production of Oxycyte. Instead, we rely on third party manufacturers. Hospira currently manufacturers Oxycyte for us, and Exflour currently produces FtBU for us. In the past we have used PrimaPharm, Inc., or PrimaPharm, for the manufacture of Oxycyte. In order to seek regulatory approval of the sale of Oxycyte produced at the Hospira manufacturing facility and because of the level of inventory produced by PrimaPharm in the past, we may be required to conduct a portion of our clinical trials with product manufactured at the Hospira facility. Accordingly, a delay in achieving scale-up of commercial manufacturing capabilities when needed will have a material adverse effect on sales of our products. Additionally, the manufacture of our products will be subject to extensive government regulation. Among the conditions for marketing approval is that our quality control and manufacturing procedures conform to applicable good manufacturing practice regulations. There is a risk that we will not be able to obtain the necessary regulatory clearances or approvals to manufacture our products on a timely basis or at all.

We learned recently that on April 12, 2010, the FDA issued a warning letter to Hospira that the FDA had identified significant violations of Current Good Manufacturing Practice, or CGMP, regulations at Hospira’s manufacturing facilities in North Carolina. Among other things, the warning letter indicated to Hospira that these violations cause the drug products that it manufactures in these facilities to be adulterated. The Oxycyte used by us currently in our clinical trials was not produced by Hospira but by PrimaPharm; however, PrimaPharm is unable to produce Oxycyte in the quantity required to support long-term clinical trials and commercialization of our product. We currently believe that Oxycyte produced by PrimaPharm will be sufficient to conduct our clinical trials for several months. We are currently in discussions with Hospira regarding its intentions to remedy the CGMP regulation violations in order to meet our future manufacturing needs.

If Hospira or Exflour are unable to supply Oxycyte or FtBU, respectively, to us in the quantities needed, we may be unable to conclude agreements with a replacement manufacturer on favorable terms, if at all, and may be delayed in identifying and qualifying such replacement. In any event, identifying and qualifying new third party manufacturers could involve significant costs associated with the transfer of the active pharmaceutical ingredient or finished product manufacturing process. A change in manufacturer would likely require formal approval by the FDA or other regulatory agencies before the new manufacturer could produce commercial supplies of our products. This approval process would likely take at least 12 to 18 months and, during that time, we could face a shortage of supply of our products, which could negatively affect our financial condition, results of operations and cash flows.

The manufacturing process for Oxycyte is complicated and time consuming, and may experience problems that would limit our ability to manufacture and sell our products.

Our products require product manufacturing steps that are complicated, time consuming and costly. Minor deviations in the manufacturing processes or other problems could result in unacceptable changes in the products that result in lot failures, increased production scrap, shipment delays, regulatory problems, product recalls or product liability, all of which could negatively affect our financial condition, the results of our operations and cash flows.

We depend on the services of a limited number of key personnel.

Our success is highly dependent on the continued services of a limited number of scientists and support personnel. The loss of any of these individuals could have a material adverse effect on us. In addition, our success will depend, among other factors, on the recruitment and retention of additional highly skilled and experienced management and technical personnel. There is a risk that we will not be able to retain existing employees or to attract and retain additional skilled personnel on acceptable terms given the competition for such personnel among numerous large and well-funded pharmaceutical and health care companies, universities, and non-profit research institutions, which could negatively affect our financial condition, results of operations and cash flows.

We do not have experience in the sale and marketing of medical products.

We have no experience in the sale or marketing of cosmetics and approved medical products or marketing the licensing of such products before FDA or other regulatory approval. We have not decided upon a commercialization strategy in these areas. We do not know of any third party that is prepared to distribute Oxycyte should it be approved. If we decide to establish our own commercialization capability, we will need to recruit, train and retain a marketing staff and sales force with sufficient technical expertise. We do not know whether we can establish a commercialization program at a cost that is acceptable in relation to revenue or whether we can be successful in commercializing our product. Factors that may inhibit our efforts to commercialize our products directly and without strategic partners include:

•	Our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	The inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

•	The lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	Unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

Failure to successfully commercialize Dermacyte and Oxycyte or to do so on a cost effective basis would likely result in failure of our business.

We may enter into distribution arrangements and marketing alliances for certain products and any failure to successfully identify and implement these arrangements on favorable terms, if at all, may impair our ability to commercialize our product candidates.

We do not anticipate having the resources in the foreseeable future to develop global sales and marketing capabilities for all of the products we develop, if any. We may pursue arrangements regarding the sales and marketing and distribution of one or more of our product candidates and our future revenues may depend, in part, on our ability to enter into and maintain arrangements with other companies having sales, marketing and distribution capabilities and the ability of such companies to successfully market and sell any such products. Any failure to enter into such arrangements and marketing alliances on favorable terms, if at all, could delay or impair our ability to commercialize our product candidates and could increase our costs of commercialization. Any use of distribution arrangements and marketing alliances to commercialize our product candidates will subject us to a number of risks, including the following:

•	We may be required to relinquish important rights to our products or product candidates;

•	We may not be able to control the amount and timing of resources that our distributors or collaborators may devote to the commercialization of our product candidates;

•	Our distributors or collaborators may experience financial difficulties;

•	Our distributors or collaborators may not devote sufficient time to the marketing and sales of our products; and

•	Business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement.

We may need to enter into additional co-promotion arrangements with third parties where our own sales force is neither well situated nor large enough to achieve maximum penetration in the market. We may not be successful in entering into any co-promotion arrangements, and the terms of any co-promotion arrangements we enter into may not be favorable to us.

Risks Relating to Our Stock

Our stock price could be volatile.

The market price of our common stock has fluctuated significantly in response to a number of factors, many of which are beyond our control, including:

•	Regulatory developments relating to our Oxycyte oxygen carrier product;

•	Announcements by us relating to the results of our clinical trials of Oxycyte;

•	Developments relating to our efforts to obtain additional financing to fund our operations;

•	Announcements by us regarding transactions with potential strategic partners;

•	Announcements relating to oxygen carrier, or blood substitute products, being developed by our competitors;

•	Changes in industry trends or conditions;

•	Our issuance of additional debt or equity securities; and

•	Sales of significant amounts of our common stock or other securities in the market.

In addition, the stock market in general, and the biotechnology industry market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of other public companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our company specific results.

There are a large number of shares that may be sold in the future in the public market, which may depress the market price of our common stock.

Our authorized capital stock consists of an aggregate of 400 million shares of common stock. As of April 29, 2010, 21,323,931 shares of common stock were issued and outstanding and approximately 4,321,997 shares were reserved for issuance upon conversion or exercise of issued and outstanding notes, options, and warrants. The substantial number of shares available now and that may become available in the future for sale could cause the market price of our common stock to decline or have a depressive effect on the market price.

We have the right to issue up to 10 million shares of “blank check” preferred stock, which may adversely affect the voting power of the holders of other of our securities and may deter hostile takeovers or delay changes in management control.

Our certificate of incorporation provides that we may issue up to 10 million shares of preferred stock from time to time in one or more series, and with such rights, preferences and designations as our Board of Directors may determine from time to time. While none of our preferred stock has yet been issued, our Board of Directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of shares of preferred stock could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control. Such an issuance would dilute existing stockholders, and the securities issued could have rights, preferences and designations superior to our common stock.

Risks Relating to Intellectual Property

Our patents and other proprietary rights may not protect our technology.

Our ability to compete effectively with other companies will depend, in part, on our ability to protect and maintain the proprietary nature of our technology. We cannot be certain as to the degree of protection offered by our patents or as to the likelihood that additional patents in the United States and certain other countries will be issued based upon pending patent applications. Patent applications in the United States are maintained in secrecy for at least eighteen months after the application is filed. We cannot be certain that we were the first creator of the inventions covered by our patents or pending patent applications or that we were the first to file patent applications for our inventions. The high costs of enforcing patent and other proprietary rights may also limit the degree of protection afforded to us. We also rely on unpatented proprietary technology, and it is possible that others may independently develop the same or similar technology or otherwise obtain access to our proprietary technology. There is a risk that our patents or other proprietary rights will be determined to be invalid or unenforceable if challenged in court or administrative proceedings or that we will become involved in disputes with respect to the patents or proprietary rights of third parties. An adverse outcome from these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to stop using this technology, any of which would result in a material adverse effect on our results of operations.

We rely on confidentiality agreements that, if breached, may be difficult to enforce and could have a material adverse effect on our business and competitive position.

Our policy is to enter agreements relating to the non-disclosure and non-use of confidential information with third parties, including our contractors, consultants, advisors and research collaborators, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them. However, these agreements can be difficult and costly to enforce. Moreover, to the extent that our contractors, consultants, advisors and research collaborators apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to the intellectual property. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	These agreements may be breached;

•	These agreements may not provide adequate remedies for the applicable type of breach; or

•	Our trade secrets or proprietary know-how will otherwise become known.

Any breach of our confidentiality agreements or our failure to effectively enforce such agreements would have a material adverse effect on our business and competitive position.

Our collaborations with outside scientists and consultants may be subject to restriction and change.

We work with chemists, biologists and other scientists at academic and other institutions, and consultants who assist us in our research, development, regulatory and commercial efforts, including the members of our scientific advisory board. These scientists and consultants have provided, and we expect that they will continue to provide, valuable advice on our programs. These scientists and consultants are not our employees, may have other commitments that would limit their future availability to us and typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, we will be unable to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of our clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in our clinical trials could be restricted or eliminated.

Under current law, we may not be able to enforce all employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with certain of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current law, we may be unable to enforce these agreements against certain of our employees and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We may infringe or be alleged to infringe intellectual property rights of third parties.

Our products or product candidates may infringe or be accused of infringing one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

If we are found to infringe the patent rights of a third party, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.

There have been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products. Our products, after commercial launch, may become subject to Paragraph IV certification under the Hatch-Waxman Act, thus forcing us to initiate infringement proceedings against such third-party filers. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us. We may, however, be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer. Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management. If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing products and limit commercialization of any products that we may develop.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution, and sale of biotechnology products. We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and an even greater risk when we commercially sell any products. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	Decreased demand for our products and any product candidates that we may develop;

•	Injury to our reputation;

•	Withdrawal of clinical trial participants;

•	Costs to defend the related litigation;

•	Substantial monetary awards to trial participants or patients;

•	Loss of revenue; and

•	The inability to commercialize any products that we may develop.

We currently maintain limited product liability insurance coverage for our clinical trials in the total amount of $3 million. However, our profitability will be adversely affected by a successful product liability claim in excess of our insurance coverage. There can be no assurance that product liability insurance will be available in the future or be available on reasonable terms.

The commercialization of our cosmetic product line may not be successful.

In September 2009, we started production of our first commercial product under the topical cosmetic line Dermacyte. We produced and sold a limited preproduction batch on November 16, 2009 for orders taken through our website at buydermacyte.com. We currently have one Dermacyte product available for retail sale, and we anticipate that two more products will be available for retail sale in July 2010. We currently market and sell this product through our website as we seek to identify and retain commercial distributors and/or license partners. Marketing cosmetic products is a very speculative venture and reaching consumers through web-based marketing is dependent on many factors that we have no control of. There is no guarantee that we will enter into a license or distribution agreement with other parties, or that the consumers will buy our cosmetic products, which could negatively affect our only existing source of revenue.

Risks Relating to Employee Matters and Managing Growth

We may need to increase the size of our company, and we may experience difficulties in managing growth.

As of January 31, 2010, we had 21 full-time employees. We will need to expand our managerial, operational, administrative, financial and other resources in order to manage and fund our operations and clinical trials, continue our development activities and commercialize our product candidates. To support this growth, we may hire additional employees within the next 12 months. Our management, personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we continue to improve our operational, financial and management controls, reporting systems and procedures.

We may not be able to attract or retain qualified management and scientific personnel in the future. If we are unable to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede our achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

In addition, we have scientific and clinical advisors who assist us in our product development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us, or may have arrangements with other companies to assist in the development of products that may compete with ours. Because our business depends on certain key personnel and advisors, the loss of such personnel and advisors could weaken our management team and we may experience difficulty in attracting and retaining qualified personnel and advisors.